Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933



                          PACIFIC FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

         Washington                                       91-1815009
  (State of incorporation)                     (IRS Employer Identification No.)

   300 East Market Street
    Aberdeen, Washington                                   98520-5244
(Address of principal executive offices)                   (Zip Code)


                          PACIFIC FINANCIAL CORPORATION
                     2000 STOCK INCENTIVE COMPENSATION PLAN

                                      ----

                            THE BANK OF GRAYS HARBOR
                           INCENTIVE STOCK OPTION PLAN
                            (Full title of the plans)


                                Janice M. Pearce
                          Pacific Financial Corporation
                             300 East Market Street
                         Aberdeen, Washington 98520-5244
                            Telephone (360) 533-8870
           (Name, address, and telephone number of agent for service)



                         CALCULATION OF REGISTRATION FEE

 ===========================================================================================

        Title of                        Proposed Maximum  Proposed Maximum
    Securities to be      Amount to be   Offering Price      Aggregate        Amount of
       Registered          Registered      Per Share      Offering Price   Registration Fee
 -------------------------------------------------------------------------------------------
 Common Stock, par       577,300 shares       (2)         $13,105,829.50      $3,459.94
 value $1.00 (1)                                                (2)
 ===========================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers the additional shares issuable pursuant to a five-for- one stock split effected July 15, 2000, and also covers an indeterminate number of additional shares reserved for issuance as a result of any future stock split, stock dividend, or similar adjustment of the outstanding common stock.

(2) Pursuant to Rule 457(h), the proposed maximum aggregate offering price and the registration fee have been computed based on (i) the aggregate exercise price of outstanding options to purchase a total of 77,300 shares of the registrant's common stock in the amount of $1,480,829.50 and (ii) with respect to the balance of 500,000 shares, the amount of $11,625,000 based on the average of the bid and asked prices in the over-the-counter market for shares of the registrant's common stock on December 4, 2000, $23.25.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following  documents  filed by the registrant  with the Securities
and Exchange   Commission  are  incorporated by reference  in this registration statement:

            (a) The registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

            (b) The registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000.

            (c) The registrant's Current Reports on Form 8-K filed April 21, 2000, and June 29, 2000.

            (d) The  description  of the  registrant's  common stock included as
            Exhibit 99 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

         All documents filed by the registrant subsequent to the date of filing of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under RCW Sections 23B.08.510 to 23B.08.570 of the Washington Business Corporation Act (the "Act"), a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") shall be indemnified by the corporation (unless the corporation's articles of incorporation provide otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is wholly successful, on the merits or otherwise, or if ordered by a court of competent jurisdiction. In addition, under said sections a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding if (i) the Indemnitee's conduct was in good faith, (ii) in a manner he or she reasonably believed was in the corporation's best interests or at least not opposed to the corporation's best interests, (iii) the Indemnitee had no reasonable cause to believe his or her conduct was unlawful if the proceeding was a criminal proceeding, (iv) the Indemnitee was not adjudged liable to the corporation if the proceeding was by or in the right of the corporation, and (v) the Indemnitee was not adjudged liable on the basis that he or she improperly received a personal benefit. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         Pursuant to the registrant's Restated Articles of Incorporation, as amended (the "Articles"), the registrant will indemnify each of its present and former directors (including directors who are also

                                     -II-1-
officers), and present and former non-employee directors of the registrant's subsidiaries, with respect to expenses, settlements, judgments, penalties, and fines in suits to which such person is or was made or threatened to be made a party by reason of the fact that he or she is or was a director of the registrant or a subsidiary. No such indemnification may be given if the acts or omissions of the director are adjudged to involve intentional misconduct or a knowing violation of law, if the director is liable to the registrant for an unlawful distribution, or if the director participated in a transaction with the registrant in which he or she personally received a benefit to which he or she was not legally entitled. In addition, the Articles provide that the directors of the registrant and non-employee directors of its subsidiaries shall not be personally liable for monetary damages to the registrant or its shareholders for certain breaches of their fiduciary duty as directors, except for liabilities that involve their intentional misconduct or a knowing violation of law, their authorization of illegal distributions, or receipt of an improper personal benefit from their actions as directors. With respect to proceedings instituted by a federal banking agency, indemnification may only be provided to the extent permitted by the federal and state laws and regulations governing financial institutions.

      The Act provides that any director held liable for the unlawful payment of a dividend or other distribution of assets of the registrant shall be entitled to contribution from (a) each shareholder who accepted the dividend or distribution knowing the same to have been made in violation of the Act or the Articles and (b) each director who voted for or assented to the dividend or distribution without complying with specified standards of conduct.

      The registrant carries insurance coverage for its directors and officers against certain liabilities that they may incur in their capacity as directors or officers of the registrant.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

Item 8.  EXHIBITS.

         The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-5.

Item 9.  UNDERTAKINGS.

      (a)  The registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                                     -II-2-

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.

                                     -II-3-

                                   SIGNATURES

THE REGISTRANT.

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Aberdeen, state of Washington, on the 5th day of December, 2000.

                                    PACIFIC FINANCIAL CORPORATION


                                    By  /s/ John Van Dijk
                                        ----------------------------------
                                          John Van Dijk
                                          Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 5th day of December, 2000.

            Signature                                 Title

      Principal Executive Officer and Director:

      *DENNIS A. LONG                                 President and Director

      Principal Financial and Accounting Officer:

      /s/ John Van Dijk                               Treasurer
      -------------------------------
      John Van Dijk


      A majority of the Board of Directors:


      *JOSEPH A. MALIK                          Director  and  Chairman
                                                of the Board
      *ROBERT J. WORRELL                        Director  and Chief
                                                Executive Officer
      *GARY C. FORCUM                           Director
      *DUANE E. HAGSTROM                        Director
      *ROBERT A. HALL                           Director
      *SIDNEY R. SNYDER                         Director
      *WALTER L. WESTLING                       Director
      *DAVID L. WOODLAND                        Director

*By /s/ John Van Dijk
    ----------------------------------
      John Van Dijk, as attorney-in-fact


                                     -II-4-

                                INDEX TO EXHIBITS


4.1 Restated Articles of Incorporation, as amended, of the registrant. Incorporated by reference to Exhibit 3.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

4.2 Bylaws of the registrant. Incorporated by reference to Exhibit 2b to Form 8-A filed by the registrant and declared effective on March 7, 2000 (Registration No. 000-29829).

5     Opinion of Miller Nash LLP.

23.1  Consent of Knight Vale & Gregory PLLC.

23.2  Consent of Miller Nash LLP.  Included in Exhibit 5.

24    Power of attorney of certain officers and directors.



-----------------

      Other exhibits listed in Item 601 to Regulation S-K are not applicable.


                                     -II-5-